Exhibit 99.1

Point Therapeutics Reports First Quarter 2003 Financial Results

    BOSTON--(BUSINESS WIRE)--May 8, 2003--Point Therapeutics, Inc. (OTC BB: POTP.OB) today reported financial results for the fiscal quarter ending March 31, 2003.
    Point reported a net loss of $1,862,000, or $0.20 per share, in the first quarter of 2003, compared with a net loss of $1,589,000, or $0.21 per share, in the first quarter of 2002. During the first quarter of 2003, Point recorded license revenue in the amount of $96,000 representing amounts due related to royalties payable to Point as successor to HMSR following the merger. Research and development expenses increased to $1,487,000 in the first quarter of 2003, from $924,000 in the first quarter of 2002, primarily due to costs associated with the ongoing PT-100 clinical program and preclinical research efforts in Point's hematopoietic and anti-tumor programs. General and administrative expenses decreased to $496,000 in the first quarter of 2003, from $695,000 in the first quarter of 2002, primarily due to costs incurred with the merger with HMSR which occurred in the first quarter of 2002.
    Point's cash and investment balance as of March 31, 2003 was $10,092,000. Interest income was $25,000 in the first quarter of 2003 compared to $30,000 in the first quarter of 2002. The decrease in interest income was principally due to lower interest rates in 2003 compared to the same period in 2002, offset in part by a higher average cash balance in 2003 due to cash received in connection with the merger which took place on March 15, 2002 of approximately $14,300,000.

    ABOUT POINT THERAPEUTICS, INC.:

    Point is a Boston-based biopharmaceutical company developing small molecule drugs for the treatment of certain hematopoietic disorders and a variety of cancerous tumors. Point's lead product candidate, PT-100, has the potential to treat a number of different hematopoietic disorders, such as neutropenia and anemia. PT-100 is currently being evaluated in a Phase I/II clinical study where cancer patients undergoing chemotherapy are treated with PT-100 as an adjunct therapy for the treatment of neutropenia. Point is also developing PT-100 as a potential therapy to inhibit the growth of certain cancerous tumors. Point currently plans to initiate a clinical program in 2003 to test the safety and efficacy of PT-100 in combination with Rituxan(R) in patients with Non-Hodgkin's lymphoma.
    On March 15, 2002 Point merged with HMSR Inc. (formerly Hemasure Inc.), a publicly traded company. HMSR Inc.'s name was changed at that time to Point Therapeutics, Inc., and the trading symbol was changed to "POTP".
    Point's business operations after the merger consist solely of the business previously conducted by Point Therapeutics Massachusetts, Inc. (formerly Point Therapeutics, Inc.), which is now a wholly-owned subsidiary of Point, and the historical financial statements prior to the merger consist solely of the financial statements for Point Therapeutics Massachusetts, Inc.

    Certain statements contained herein are not strictly historical and are "forward looking" statements as defined in the Private Securities Litigation Reform Act of 1995. This information includes statements on the prospects for our drug development activities and results of operations based on our current expectations, such as statements regarding certain milestones with respect to our clinical program and our product candidates. Forward-looking statements are statements that are not historical facts, and can be identified by, among other things, the use of forward-looking language, such as "believe," "expect," "may," "will," "should," "seeks," "plans," "schedule to," "anticipates" or "intends" or the negative of those terms, or other variations of those terms of comparable language, or by discussions of strategy or intentions. A number of important factors could cause actual results to differ materially from those projected or suggested in the forward looking statement, including, but not limited to, the ability of the Company to (i) successfully develop products, (ii) obtain the necessary governmental approvals,
(iii) effectively commercialize any products developed before its competitors and (iv) obtain and enforce intellectual property rights, as well as the risk factors described in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2002 and from time to time in the Company's other reports filed with the Securities and Exchange Commission.

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                       POINT THERAPEUTICS, INC.
                     (A Development Stage Company)

                 CONSOLIDATED STATEMENTS OF OPERATIONS
                              (UNAUDITED)

                                                        Period from
                                                     September 3, 1996
                                                         (date of
                                  Three months ended     inception)
                                        March 31,    through March 31,
                                   2003         2002         2003
REVENUES
   License revenue                $96,150           $-     $5,096,150
   Sponsored research revenue           -            -      2,400,000
            Total revenues         96,150            -      7,496,150


OPERATING EXPENSES
   Research and development     1,486,573      923,671     18,849,883
   General and administrative     496,114      695,073      8,166,922
            Total operating
             expenses           1,982,687    1,618,744     27,016,805

Net loss from operations       (1,886,537)  (1,618,744)   (19,520,655)


Interest income                    24,936       29,823        932,116
Interest expense                        -            -        (82,652)

Net loss                      $(1,861,601) $(1,588,921)  $(18,671,191)

Basic and diluted net loss
 per common share                  $(0.20)      $(0.21)

Basis and diluted  weighted
 average common shares
 outstanding                    9,275,755    7,743,413



                       POINT THERAPEUTICS, INC.
                     (A Development Stage Company)

                 CONDENSED CONSOLIDATED BALANCE SHEETS
                              (UNAUDITED)

                                              March  31,  December 31,
                                                 2003         2002

ASSETS
Cash, cash equivalents and marketable
 securities                                  $10,092,239  $12,005,495
Property and equipment, net                      261,579      273,385
Other assets                                     505,937      273,694

Total assets                                 $10,859,755  $12,552,574


LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities                           $1,560,928   $1,400,303
Other liabilities                                 57,055       57,055
Total stockholders' equity                     9,241,772   11,095,216

Total liabilities and stockholders' equity   $10,859,755  $12,552,574

    CONTACT: Point Therapeutics, Inc.
             Richard N. Small, 617/933-2130